Exhibit 10.1

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

WITH RESTRICTIVE COVENANTS

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT WITH RESTRICTIVE COVENANTS (the “Amendment”) is entered into on February 22, 2012 by and between Navarre Corporation, a Minnesota Corporation (the “Company”), and Richard S Willis (the “Executive”).

RECITALS

WHEREAS, Company and Executive previously entered into that certain Executive Employment Agreement with Restrictive Covenants dated October 3, 2011 (the “Employment Agreement”); and

WHEREAS, Company and Executive now desire to amend the Employment Agreement pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which the parties acknowledge, the parties agree as follows:

1. Article IV, Section 4.02 of the Employment Agreement is hereby amended by adding the following as a second paragraph to Article IV, Section 4.02:

“Notwithstanding the foregoing, the Executive, with the consent of the Compensation Committee of the Board of Directors, has voluntarily reduced his annualized base salary for the Company’s Fiscal Year beginning April 1, 2012 and ending March 31, 2013, by the amount of $100,000. This voluntary reduction shall not affect the calculation of any earned Performance Bonus under Section 4.03 of this Article or the calculation of any Severance Pay under Article VI. For the purposes of clarity, if a Performance Bonus is earned, or an event giving rise to Severance Pay should occur, during the period beginning April 1, 2012 and ending March 31, 2013, the Performance Bonus calculated pursuant to Article IV, Section 4.03, or Severance Pay calculated pursuant to Article VI, Section 6.02, shall utilize $450,000 as Executive’s Base Salary.”

2. The original intent of Article IV, Section 4.07 of the Employment Agreement is hereby clarified by adding the following clarifying language as a second paragraph to Article IV, Section 4.07:

“It is the intention of the parties that reimbursement of Executive’s commuting expenses between Dallas, Texas and the Twin Cities is reasonably tax neutral to the Executive with respect to federal and state income taxes. Therefore, on a quarterly basis after determining the amount of such reimbursed expenses that will be reported by the Company as income on Executive’s IRS W-2, the Company will make an additional payment to Executive (a “Tax Neutrality Payment”) in an amount reasonable calculated to equal the estimated additional federal and state income tax liability on Executive due to payment of the reimbursed commuting expenses and the Tax Neutrality Payment.”

3. The parties hereto hereby acknowledge and agree that except as expressly amended hereby, the Employment Agreement remains in full force and effect in accordance with its terms, and that this Amendment, together with the Employment Agreement, reflects the entire agreement of the parties hereto.

IN WITNESS WHEREOF the parties have executed the above instrument the day and year first above written.

EXECUTIVE

By:	/s/ Richard S Willis
Richard S Willis

NAVARRE CORPORATION

By:	/s/ Diane Lapp
Diane Lapp, Interim CFO

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